UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 5, 2017

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01  Regulation FD Disclosure

Experience Art and Design Inc. – Merger Update

“EXAD” has made an arrangement with the incoming company to assume operational control of the business while the audit is completed.

On July 1, 2017 EXAD will through a wholly owned subsidiary enter into a management agreement to run the daily operation of the incoming business.  This will entitle EXAD to 100% of the revenue of the company while the audit is being completed.  EXAD will not assume control of the assets until the reverse merger is completed.

The Transfer Agent has informed the Company the DTC process is still underway without any snags or bad news, an update is forthcoming.

About the market of the incoming company:

The rise in athleisure has given apparel sales a significant boost in the last couple of years. In 2014, US consumers spent $323 billion on apparel, footwear and accessories, according to The NPD Group. This was a $2 billion increase from the prior year, and largely thanks to dramatic growth in sales of activewear. Morgan Stanley predicts that, by 2020, activewear will represent $83 billion in sales, “stealing market share from non-athletic apparel.” According to Stylus, “The athleisure phenomenon looks set to continue into 2016 and beyond, and is now on course to become one of the fastest-growing global apparel product categories in the second half of this decade.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: June 5, 2017	/s/Matthew Dwyer
Matthew Dwyer
Chief Executive Officer